(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Funds Trust

We consent to the use of our reports dated May 23, 2019, with respect to the financial statements of Voya Government Money Market Fund, Voya Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income Opportunities Fund, each a series of Voya Funds Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

July 29, 2020